Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

For more information, contact:

Liz Bauer, Senior Vice President

(303) 804-4065

E-mail: liz_bauer@csgsystems.com

CSG SYSTEMS INTERNATIONAL, INC.

AMENDS CREDIT AGREEMENT

ENGLEWOOD, COLO. (December 8, 2003) - CSG Systems International, Inc., (NASDAQ: CSGS), announced that it has received an amendment related to its current credit agreement.

Under the new terms, the banks have agreed to exclude the arbitration award payment to Comcast (see press releases dated October 8th and October 28th, 2003, for more information) from consideration related to CSG’s compliance under the credit agreement. In addition, the banks agreed to provide CSG with additional flexibility in the credit agreement relative to its financial covenants such that the company now believes it will be in compliance with the credit agreement at year-end and beyond.

In return, CSG has agreed to pay a 75 basis point increase in the interest rate spread it pays on its funded debt. The Company also agreed to a number of other modifications to the credit agreement, including a prepayment of $30 million in July 2004, a reduction in its revolver to $40 million and additional limitations to certain investments, acquisitions and capital expenditures.

Additional Information

For additional information about CSG, please visit CSG’s web site at www.csgsystems.com.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (NASDAQ: CSGS) and its wholly owned subsidiaries serve more than 265 service providers in more than 40 countries. CSG is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP services, next generation mobile, and fixed wireline markets. CSG’s unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit our Web site at www.csgsystems.com.

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to, CSG’s ability to continue to perform satisfactorily under the terms of its existing contract with Comcast, as well as the level of cooperation between CSG and Comcast on the opportunities and obligations presented by the contract. Further, should Comcast terminate the Master Subscriber Agreement unilaterally and only be liable to CSG for contract damages in the amount of $44 million, it would have a material adverse impact on the financial condition of CSG and its overall future operations. Additional risk factors include: 1) the continued acceptance of CSG CCS/BP, CSG Kenan FX and their related products and services; 2) CSG’s ability to enhance current products and develop new technology that will retain existing clients and capture new market share; 3) significant forays into new markets, which may prove costly and unprofitable; 4) the degree to which CSG’s expectations of market penetration and consumer acceptance of broadband, wireline and wireless services prove true — and even if realized, CSG’s ability to meet the billing and customer care needs of that market; 5) client consolidation,

CSG Systems International, Inc.

December 8, 2003

which has decreased the number of potential buyers for many of CSG’s products and services; 6) CSG’s ability to expand and effectively operate its business internationally; 7) CSG’s ability to renew software maintenance contracts and sell additional software products and services to existing and new clients, both domestically and internationally; 8) CSG’s ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk; 9) CSG’s ability to properly manage its international operations, which are much more complex and carry higher collections risk; and 10) CSG’s ability to implement a cost reduction program, with a risk of material restructuring charges, that achieves the expected savings over the next five quarters while simultaneously not jeopardizing its revenue opportunities. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.

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